DATED 1 April 2005

BETWEEN

ACCESS DEVICES, INC. AND **ACCESS DEVICES DIGITAL LIMITED**

AND

Dale Heathcote

SERVICE AGREEMENT

THIS AGREEMENT is made as of the 1 day of July 2005

BETWEEN:

ACCESS DEVICES, INC., a company incorporated in the United States of America, whose registered office is 1201 Elm Street, Suite 1700 Dallas, Texas 75270, United States of America and **ACCESS DEVICES DIGITAL LTD**, a company registered in England and Wales under number: 4801471, whose registered office is Manufactory House, Bell Lane, Hertford, Hertfordshire SG14 1BP (who collectively for the purposes of this Agreement shall be referred to as the "**Company**"); and **Dale Heathcote** (the "**Executive**").

IT IS HEREBY AGREED as follows:

1 Interpretation

1.1 In this Agreement unless the context otherwise requires the following words and expressions shall have the following meanings:

"Agreement" means this service agreement and includes all schedules hereto;

"Board" means the board of directors of the Company or a duly constituted committee of the board of directors as amended from time to time;

"Chief Executive Officer" means the Chief Executive Officer of the Company;

"Companies Act" means the Companies Act 1985;

"Effective Date" means 1 July 2005;

"Group Company" means the Company, any holding company of the Company and any subsidiary of the Company or of any such holding company (with "holding company" and "subsidiary" having the meanings given in section 736 of the Companies Act);

"Incapacity" means any illness or other like cause incapacitating the Executive from attending to his duties;

"Parties" means the parties to this Agreement; and

"Change of Control" means:

1.1.1 the sale, merger, amalgamation or other combination of the Company with or into another person, whether as a single transaction or event or as a related series of transactions or events, as a result of which the voting rights exercisable at general meetings of the Company immediately prior to the relevant transaction or event no longer represent a majority of all of the voting stock exercisable at general meetings of the Company (or if the Company is acquired by another entity, the securities of such entity) in issue immediately after such a transaction or event.

1.1.2 the sale of all or substantially all the assets of the Company

1.2 In this Agreement unless the context otherwise requires:

1.2.1 references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification); and

1.2.2 references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears;

1.2.3 references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4 references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

2 Effective Date of Agreement

2.1 This Agreement shall be effective from the Effective Date.

3 Appointment

3.1 Unless and until terminated in accordance with the other provisions contained herein, the Company hereby appoints the Executive and the Executive hereby agrees to serve the Company as Senior Vice President of Sales (or in such other capacity, consistent with his status and seniority, to which he may be lawfully assigned by the Chief Executive Officer from time to time) subject to the terms and conditions hereinafter contained.

3.2 The employment of the Executive under this Agreement forms part of a continuous period of employment which began on ~~1 July~~ AUGUST 2005. – DATE TO BE CONFIRMED DH.

4 Duties and Responsibilities

4.1 During the continuance of his employment hereunder the Executive shall perform such duties (if any) and exercise such powers in relation to the business of the Company or of any Group Company as may from time to time lawfully be assigned to or vested in him by the Chief Executive Officer.

4.2 The Executive shall give to the Board such information regarding the affairs of the Company and any Group Company as it shall require and at all times and in all respects conform to and comply with the lawful directions and regulations made by the Board. The Executive shall perform such services for any Group Company and shall accept directorships and offices in any Group Companies as the Board may reasonably require and after consultation with the Executive (without further remuneration except as otherwise agreed). The Company will provide or will procure that the Executive is provided with directors and officers' liability insurance

in relation to any appointment as a director and officer of any Group Company which is substantially similar to that provided to members of the Board in their capacities as directors of the Board.

4.3 The Executive shall well and faithfully serve the Company and the Group Companies and use his best endeavours to promote develop and extend their businesses and interests giving at all times the full benefit of his knowledge, expertise, technical skill and ingenuity.

4.4 The Executive shall not without the prior written consent of the Board directly or indirectly be engaged, concerned or interested in any other business save that he may (but without prejudice to clause 4.3) be interested as a holder or beneficial owner of not more than 3% of any class of stock, shares or debentures in any company (other than the Company, in which case, such limit shall not apply) whose stock, shares or debentures are listed or dealt in on a recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000). It is acknowledged that the Executive has the following business interests and/or directorships as at the Effective Date (in relation to which the Board hereby gives its consent for the Executive to continue to hold): at Annex A.

4.5 The Executive's principal place of employment is at 6th floor, 58 Uxbridge Road, London W5 2ST or such other location within 20 miles of such address at which the Company may reasonably require the Executive to be based.

4.6 The Executive may be required to travel in the United Kingdom and overseas in the proper performance of his duties, although the Executive will not, without his prior consent, be required to work abroad for any continuous period in excess of one month.

5 Remuneration and Reimbursement

£120,000 DH.

5.1 The Company shall pay to the Executive by way of remuneration for his services hereunder salary at the rate of ~~£115,000~~ per annum (less any required deductions). The said salary shall be payable by equal monthly installments in arrears on the day appointed by the Chief Executive Officer for the payment of employees' salaries or pro-rata where the Executive is only employed hereunder during part of the month. The Executive's salary shall be reviewed annually during the Executive's employment on or about 1 April each year. The Company will be under no obligation to increase the Executive's salary at any such review but shall not decrease the Executive's salary without his consent.

5.2 The Executive will be eligible to receive an Annual Bonus on the terms set out in the attached Annex B. The Executive's on target Annual Bonus shall be 25% of the Executive's base salary (as amended from time to time). Any Annual Bonus will be subject to such deductions for income tax and national insurance as are required by law. The bonus will be set against mutually agreed milestones that will be ratified by the Board within 90 days of the Effective date and will be added to this agreement at Annex B.

5.3 Subject to applicable Inland Revenue limits and the rules of the relevant pension scheme, the Company will make a contribution equivalent to 8% of the Executive's gross salary (as amended from time to time) into a personal pension scheme of the Executive's choice, provided that the Executive makes a contribution of at least 4%

of his gross salary (as amended from time to time).

5.4 The Company shall provide the Executive with a flexible benefits package to a maximum of 5.5% of salary including medical insurance and life insurance (subject to the relevant insurers' terms and conditions). The Company reserves the right to change the arrangements relating to such benefits but only to the extent it does so consistently in relation to other senior employees of the Company.

5.5 The Company will pay the Executive a car allowance of £0,000 per annum (less required deductions) which will be paid in equal monthly installments with the Executive's salary. The car allowance shall not be taken into account in calculating the Company's pension contribution pursuant to clause 5.4 of this Agreement.

5.6 The Company shall also pay to the Executive all reasonable traveling, hotel and other out-of-pocket expenses which are properly incurred by him in or about the performance of his duties hereunder subject to production of receipts or other appropriate evidence.

5.7 The Executive agrees that the Company may deduct from his pay or any payment in lieu of notice any sums which the Executive may owe to the Company including, without limitation, any overpayments or loans made to him by the Company or losses suffered by the Company as a result of the Executive's breach of this Agreement.

6 Normal Hours

6.1 The Executive's working hours shall be the Company's normal business hours together with such additional hours as are required in the proper performance of his duties. The Executive shall not be entitled to receive any additional remuneration for work outside his normal hours. The Executive agrees in accordance with Regulation 5 of the Working Time Regulations 1998 (the "Regulations") that the provisions of Regulation 4(1) (which impose a cap on average weekly working time) do not apply to the Executive, and that the Executive will give three months' notice in writing if he wishes Regulation 4(1) to apply to him.

7 Holiday

7.1 The Executive shall be entitled to 25 working days' paid holiday per calendar year (in addition to English bank and public holidays) to be taken at a time or times convenient to the Company. Up to a maximum of 10 days' accrued but untaken holiday may be carried forward to the next calendar year.

7.2 On the termination of the Executive's employment, the Executive will be entitled to be paid in respect of accrued but untaken holiday calculated on a pro-rata basis, with each day of paid holiday paid at the rate of 1/260th of the Executive's salary. If the Executive has taken holiday in excess of his accrued entitlement, the Company is authorised to deduct the appropriate amount from his final salary instalment and/or any payment in lieu of notice, such deduction to be made on the basis that each day of paid holiday is equal to 1/260th of the Executive's salary.

8 Incapacity

8.1 Subject to sub-clause 8.3 of this clause and subject to the Executive complying with any Company policy on notification and certification for periods of absence, the Executive shall continue to be paid in full during any period of absence due to Incapacity not exceeding 26 weeks in any period of 12 consecutive calendar months (unless otherwise agreed by the Company).

8.2 The Executive's salary during any period of absence due to Incapacity shall be inclusive of any Statutory Sick Pay to which he is entitled and the Company may deduct from his salary the amount of any State benefits he may be entitled to receive.

8.3 Where any period of absence due to Incapacity exceeds the period of 26 weeks the Executive shall be entitled in lieu of salary and other compensation and benefits hereunder to the benefits provided under the Company's disability scheme (subject to the terms and conditions of the scheme) and any Statutory Sick Pay to which he is entitled.

9 Confidentiality

9.1 The Executive shall not either during the continuance of his employment hereunder (otherwise than in the proper performance of his duties hereunder) or at any time after the termination of his employment hereunder divulge to any person whomsoever and shall use his best endeavours to prevent the publication or disclosure of any trade secret or other confidential information concerning the business, finances, accounts, dealings, transactions or affairs of the Company or any Group Company or of any of their respective clients entrusted to him or arising or coming to his knowledge during the course of his employment hereunder or otherwise, in particular (but without limitation) including any business plans, pricing information, customer contracts and list of names and contact details of customers. The provisions of this sub-clause 9.1 shall not apply to any disclosure or use required by law or so as to prevent the Executive from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996 or so as to prevent the Executive from using his own skill in any business in which he may lawfully be engaged after the termination of his employment hereunder.

9.2 The Executive shall upon the termination of his employment hereunder immediately deliver up to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, fee schedules, drawings, plans, correspondence and other documents, papers and property (including but not limited to any lap-top computers, palm-held electronic devices, mobile telephones, pagers, keys, credit cards and passes) in whatever format belonging to the Company or any Group Company or related to any of the matters referred to in clause 9.1 which may have been prepared by him or have come into his possession in the course of his employment hereunder and shall not retain any copies thereof.

10 Termination

10.1 Without prejudice to clauses 10.2 to 10.4, either the Company, or the Executive may terminate the employment at any time by giving to the other not less than nine

months' notice in writing.

10.2 If not previously terminated the Employment shall in any event automatically terminate on the day on which the Executive reaches such age as may be determined by the Board as the retirement age for senior management, provided that the Company may at its sole discretion offer to re-engage the Executive on terms and conditions that the Company and the Executive may agree.

10.3 Without prejudice to its rights to terminate the employment under clauses 10.1 and 10.4 or its rights to suspend the Executive, the Company reserves the right in its absolute discretion to terminate the Executive's employment hereunder with immediate effect by paying a sum equal to the base salary and the value of all other contractual benefits (other than Annual Bonus, eligibility to which shall be determined by the attached Schedule) that the Executive would have otherwise received during the notice period under clause 10.1. The sum paid under this clause 10.3 shall be paid less all required deductions and shall be paid in full and final settlement of all and any claims (other than statutory claims) the Executive may have against the Company or any Group Company arising from the Executive's employment or the termination of the Executive's employment. The Company may, at its absolute discretion, choose to continue (at its cost) provision of any contractual benefit for the notice period rather than paying the Executive in lieu of such benefit.

10.4 The Executive's employment shall be subject to termination by the Company by summary notice in writing without any further payments to the Executive (other than in respect of amounts accrued to the date of termination) if the Executive:-

10.4.1 commits any gross negligence in connection with the business or affairs of the Company or any Group Company for which he is required to perform duties;

10.4.2 commits any repeated breach of his obligations hereunder;

10.4.3 is guilty of conduct tending to bring the Company or any Group Company into disrepute or calculated or likely to affect prejudicially the interests of the Company or any Group Company;

10.4.4 is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence); or

10.4.5 is at any time prevented by Incapacity or accident from performing his duties for a period of six consecutive months or if he shall be absent from his duties by reason of such illness or accident for more than 120 working days in any consecutive twelve months (provided that any such periods may be extended at the sole discretion of the Board);

10.5 Clause 10.4 does not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Executive's employment summarily. Any delay by the Company in exercising its rights under clause 10.4 shall not constitute a waiver of those rights;

10.6 The termination by the Company of the Executive's employment shall be without prejudice to any claim which the Company may have for damages arising from any breach by the Executive of this Agreement giving rise to such termination.

10.7 After notice of termination has been given by either party under clause 10.1, provided the Company continues to provide the Executive the salary and contractual

benefits in accordance with this Agreement the Company has, at its discretion, the right for the period then outstanding until the date of the termination of the Executive's employment (the "**Garden Leave Period**"):

10.7.1 to exclude the Executive from any premises of the Company or any Group Company and require the Executive not to attend at any premises of the Company or any Group Company; and/or

10.7.2 to require the Executive to carry out no duties; and/or

10.7.3 to require the Executive not to communicate or deal with any employees, agents, consultants, clients or other representatives of the Company or any other Group Company; and/or

10.7.4 to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or

10.7.5 The Executive shall continue to be bound by duties of good faith and fidelity during the Garden Leave Period.

10.8 The Company may suspend that Executive from employment and/or exclude him from all or any premises of the Company or any Group Company during any period in which the Company or any relevant regulatory authority is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive. Such suspension shall be on full salary and benefits during any period of suspension.

11 Post-termination restraints.

11.1 It is acknowledged that the Executive has obtained in the course of his employment prior to the date hereof and is likely to obtain in the course of his employment hereunder knowledge of the trade secrets and also other confidential information in regard to the business of the Company and of any Group Company with which he becomes associated and will have significant contact with the clients of the Company and other Group Companies. Accordingly, the Executive hereby agrees with the Company (for itself and as trustee and agent for each other Group Company) that in addition to the restrictions contained in clauses 4.3, 4.4 and 9 he will not (without the Board's written consent) on his own account or for any other person, firm or company directly or indirectly:

11.1.1 during the period of 6 months following the termination of his employment hereunder (howsoever caused and whether in breach of contract or not) be employed, engaged, interested in or concerned with any business or undertaking which is engaged in or carries on business in the United Kingdom, Germany, Switzerland, France, Belgium or the Netherlands and which is or is about to be in competition with the business of the Company or any Group Company as at the date of termination;

11.1.2 during the period of 6 months following the termination of his employment hereunder (howsoever caused and whether in breach of contract or not) solicit, interfere with or endeavour to entice away from the Company or any Group Company the custom of any person, firm or company who at the date of termination aforesaid or who in the period of 12 months immediately prior to such date was a customer or client of the Company or any Group Company with whom during that 12 months period the Executive had business dealings;

11.1.3 during the period of 6 months following the termination of his employment hereunder (howsoever caused and whether in breach of contract or not) have any business dealings with any person, firm or company who at the date of termination aforesaid or who in the period of 12 months immediately prior to such date was a customer or client of the Company or any Group Company with whom during that 12 months period the Executive had business dealings; and

11.1.4 during the period of 6 months following the termination of his employment hereunder (howsoever caused and whether in breach of contract or not) solicit the services of or endeavour to entice away from the Company or any Group Company, recruit, or employ any senior executive, senior manager, manager or functional specialist of the Company or any Group Company who is at the date of the termination of the Executive's employment an employee, officer or director of the Company or any Group Company and with whom the Executive had business dealings during the 12 months period prior to termination of his employment (whether or not such person would commit any breach of his contract of employment by reason of leaving the service of such company).

12 Untrue Statements

12.1 The Executive shall not knowingly at any time make any untrue statement in relation to the Company or any Group Company and in particular shall not after the termination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Group Company.

13 Intellectual Property

13.1 The Executive may make discover or create intellectual property in the course of his duties under this Agreement and agrees that in this respect he has a special obligation to further the interests of the Company.

13.2 Subject to the provisions of the Patents Act 1977 the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988 if at any time during his employment under this Agreement the Executive makes or discovers or participates in the making or discovery of any intellectual property relating to or capable of being used in the business for the time being carried on by the Company or any Group Companies full details of the intellectual property shall immediately be communicated by him to the Company and shall be the absolute property of the Company. At the request and expense of the Company the Executive shall give and supply all such information data drawings and assistance as may be requisite to enable the Company to exploit the intellectual property to the best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the intellectual property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

13.3 The Executive irrevocably appoints a member of the Board as may be nominated from time to time to be his agent in his name and on his behalf to sign execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director

or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

13.4 If the intellectual property is not the property of the Company the Company shall subject to the provisions of the Patents Act 1977 have the right to acquire for itself or its nominee his rights in the intellectual property within three months after disclosure pursuant to this clause on fair and reasonable terms to be agreed or settled by a single arbitrator.

13.5 The Executive waives all of his moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any acts of the Company or any acts of third parties done with the Company's authority in relation to any intellectual property which is the property of the Company by virtue of this clause.

13.6 Rights and obligations under this clause shall continue in force after termination of this Agreement in respect of intellectual property made during the Executive's employment under this Agreement and shall be binding upon his representatives.

14 Grievance Procedure

14.1 The Executive will observe such rules and regulations relating to the raising of a grievance as the Board may from time to time decide and make known to the Executive. It is agreed that the grievance procedure from time to time in force shall not be contractually binding on the Company and shall not form part of the Executive's terms and conditions of employment.

15 Disciplinary Rules

15.1 The Executive will observe such rules and regulations relating to the code of conduct and disciplinary procedure as the Board may from time to time decide and make known to the Executive. It is agreed that the disciplinary procedure from time to time in force shall not be contractually binding on the Company and shall not form part of the Executive's terms and conditions of employment.

16 Notices

16.1 Notices may be given by either Party by pre-paid first class post or by hand delivery addressed to the other Party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address. Any such notice given by post shall be deemed to have been served on the next weekday after dispatch (public holidays excepted) and any notice so given by hand shall be deemed to have been served when delivered if delivered during normal business hours or, if delivered outside such hours, at the next time after delivery when normal business hours commence.

17 Dealing in Securities and other Codes of Conduct

17.1 The Executive shall during his employment under this Agreement comply (and, where relevant, procure that his spouse and minor children comply) with all codes of conduct adopted from time to time by the Board and with all applicable rules and

regulations of relevant regulatory bodies.

18 Miscellaneous

18.1 There are no collective agreements with trade unions which directly affect the terms and conditions of the Executive's employment.

18.2 A contracting-out certificate is not in force in respect of the Executive's employment.

18.3 The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect notwithstanding such termination.

18.4 This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter.

18.5 The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

18.6 This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

18.7 No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Executive and by a duly authorised officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent tune.

18.8 This Agreement shall be governed by and construed in accordance with the law of England.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SIGNED by)
on behalf of **ACCESS DEVICES, Inc.**)
in the presence of:)

____
Witness

SIGNED by)
on behalf of **ACCESS DEVICES DIGITAL LTD.**)
in the presence of:)

____
Witness

SIGNED as a DEED and DELIVERED)

by **Dale Heathcote**)
in the presence of: BRIAN G NICHOLS)
CHILTERN HOUSE
PARK GROVE
CHALFONT ST. GILES
BUCKS HP8 4BG
____
Witness

ANNEX A

EXECUTIVE'S OTHER BUSINESS INTERESTS

ANNEX B

SENIOR MANAGEMENT ANNUAL BONUS SCHEME